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                                                                   Exhibit 10.75


{DATE}



Dear Optionee:

We are pleased to announce that ITC Holding Company, Inc. ("ITC Holding") completed on December 30, 1999, the distribution ("Distribution") in which Knology, Inc. ("Knology") and its subsidiaries were structurally separated from ITC Holding and its subsidiaries.

As a result of the Distribution, you will receive 1.09153 Knology options for each unexercised ITC Holding option you held on the December 15, 1999 (the "Record Date"). The ratio of 1.09153-to-one is a result of the number of shares and stock options of ITC Holding outstanding compared to the number of shares and stock options of Knology owned by ITC Holding. Your Knology options are in addition to your ITC Holding options, which remain in effect, although the exercise price is adjusted as a result of the Distribution. A cash payment is being made to each option holder in lieu of issuing options for fractional shares of Knology. Your enclosed cash payment was determined by multiplying $4.75 (the fair market value of one share of Knology stock at the time of the Distribution) by your fractional share percentage. The Distribution, and its effect on your options, is discussed more fully in our previous correspondence to you dated December 2, 1999.

Enclosed please find the following:

- An Optionee Statement from ITC Holding reflecting your pre-Distribution options (the "Old Optionee Statement");

- An Optionee Statement from ITC Holding AND an Optionee Statement from Knology reflecting your post-Distribution options (collectively referred to as the "New Optionee Statements");

- A check representing payment for any fractional Knology option shares to which you are entitled;

-        A copy of our December 2, 1999, correspondence regarding your options;
         and

- A copy of the Knology, Inc. Spin-Off Plan (the "Knology Plan") document.

The Old Optionee Statement reflects your option holdings in ITC Holding immediately prior to the Distribution. The New Optionee Statements reflect your current option holdings as a result of the Distribution. The total values reflected on the New Optionee Statements, combined with the amount of the fractional share check, should equal the total value represented on the Old Optionee Statement. The total value may vary slightly as a result of rounding.
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Please note that if you are not an employee of ITC Holding or a subsidiary of
ITC Holding (i.e., ITC Service Company or Intercall), any ITC Holding option which is designated as an "incentive stock option" will cease to be an incentive stock option three months after the date of the Distribution. Similarly, if you are not an employee of Knology or a subsidiary of Knology (i.e., Knology Holdings or TOG), any Knology option which is designated as an "incentive stock option" will cease to be an incentive stock option three months after the date of the Distribution.

Please also note that vesting and forfeiture of your ITC Holding options and Knology options will be based on your service at the company where you are employed. If you terminate employment at your employer while you have unvested options, you will forfeit the unvested options for the stock of your employer (for example, ITC Holding) and the other unvested replacement options (Knology). This will be the case even if you leave employment with one of the ITC Holding Companies, for example, and commence employment with Knology. In addition to forfeiting your unvested options, you will have three months from the date your employment ceases to exercise your vested options.

The combination of this letter and your ITC Holding Option Certificate will serve as record of your option grants. The Knology option is subject to the terms and conditions of the Knology Plan, and not the terms and conditions of the ITC Holding Company, Inc. Stock Option Plan (the "ITC Plan"), as amended and restated. Although the Knology Plan is similar to the ITC Plan, there are some differences. A copy of the Knology Plan is enclosed with this letter.

Please retain this letter for your records as it acts as an amendment to your ITC Holding options. Please contact Chuck Edwards at (706) 645-8896 if you have any questions regarding the enclosed items.

Very Truly Yours,



Bryan W. Adams


Enclosures